Exhibit 99.1

News Release

Contacts:

Investors:	Ryan Richards
980-465-5000 | investors@truist.com

Aaron Reeves
336-733-2874 | investors@truist.com

Media:	Shelley Miller
704-692-1518 | media@truist.com

Truist to Redeem All $450 Million of Its 5.200% Series F Non-

Cumulative Perpetual Preferred Stock and All $500 Million of Its

5.200% Series G Non-Cumulative Perpetual Preferred Stock, Each

Represented by Depositary Shares

CHARLOTTE, N.C., (January 20, 2021) – Truist Financial Corporation (NYSE: TFC) today announced that it will redeem all outstanding shares of its 5.200% Series F Non-Cumulative Perpetual Preferred Stock (“Series F Preferred Stock”) and the corresponding 18,000,000 depositary shares (“Series F Depositary Shares”), each representing a 1/1,000th interest in one share of Series F Preferred Stock. Truist also announced that it will redeem all outstanding shares of its 5.200% Series G Non-Cumulative Perpetual Preferred Stock (“Series G Preferred Stock”) and the corresponding 20,000,000 depositary shares (“Series G Depositary Shares”), each representing a 1/1,000th interest in one share of Series G Preferred Stock. The redemptions will occur on March 1, 2021 (the “Redemption Date”).

The Series F Depositary Shares (NYSE: TFC.PF, CUSIP 89832Q851) will be redeemed simultaneously with the redemption of the Series F Preferred Stock on March 1, 2021 for a redemption price equal to $25 per depositary share (equivalent to $25,000 per share of Series F Preferred Stock). When and if declared, regular dividends on the outstanding shares of the Series F Preferred Stock represented by the Series F Depositary Shares for the full current quarterly dividend period will be paid separately on March 1, 2021 to holders of record on the applicable record date, in the customary manner. Accordingly, the redemption price for the Series F Depositary Shares will not include any accrued and unpaid dividends. On and after the Redemption Date, all dividends on the shares of Series F Preferred Stock represented by Series F Depositary Shares so called for redemption shall cease to accrue.

The Series G Depositary Shares (NYSE: TFC.PG, CUSIP 89832Q844) will be redeemed simultaneously with the redemption of the Series G Preferred Stock on March 1, 2021 for a redemption price equal to $25 per depositary share (equivalent to $25,000 per share of Series G

Preferred Stock). When and if declared, regular dividends on the outstanding shares of the Series G Preferred Stock represented by the Series G Depositary Shares for the full current quarterly dividend period will be paid separately on March 1, 2021 to holders of record on the applicable record date, in the customary manner. Accordingly, the redemption price for the Series G Depositary Shares will not include any accrued and unpaid dividends. On and after the Redemption Date, all dividends on the shares of Series G Preferred Stock represented by Series G Depositary Shares so called for redemption shall cease to accrue.

The Series F Depositary Shares and Series G Depositary Shares are held through The Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series F Depositary Shares or the Series G Depositary Shares will be made by Computershare Trust Company, N.A., as redemption agent, in accordance with the Deposit Agreement that governs each series of depositary shares. Certificates or book entry holdings representing shares of either the Series F Preferred Stock or the Series G Preferred Stock and receipts evidencing either the Series F Depositary Shares or the Series G Depositary Shares called for redemption should be surrendered for payment at the following address:

Computershare Trust Company, N.A.

Attn: Corporate Actions

150 Royall St.

Canton, MA 02021.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspire and build better lives and communities. With 275 years of combined BB&T and SunTrust history, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $499 billion as of September 30, 2020. Truist Bank, Member FDIC. Learn more at Truist.com.

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